PRESS RELEASE                                 SOURCE:  First Trust Advisors L.P.


FIRST TRUST ADVISORS L.P. CANCELS PORTFOLIO MANAGER UPDATE CALL FOR MACQUARIE/FIRST TRUST GLOBAL INFRASTRUCTURE/UTILITIES DIVIDEND & INCOME FUND SCHEDULED FOR MARCH 7, 2011

WHEATON, IL -- (BUSINESS WIRE) -- March 3, 2011 -- First Trust Advisors L.P. ("FTA") announced today that Macquarie/First Trust Global Infrastructure/ Utilities Dividend & Income Fund (NYSE: MFD) will cancel the conference call with Macquarie Capital Investment Management, LLC and Four Corners Capital Management, LLC, the Fund's investment sub-advisors, previously scheduled for Monday, March 7, 2011 at 4:15 P.M. Eastern Time.

FTA has served as the Fund's investment advisor since the Fund's inception. FTA, along with its affiliate First Trust Portfolios L.P., are privately-held companies which provide a variety of investment services, including asset management, financial advisory services, and municipal and corporate investment banking, with collective assets under management or supervision of over $43 billion as of January 31, 2011 through closed-end funds, unit investment trusts, mutual funds, separate managed accounts and exchanged-traded funds.

Macquarie Capital Investment Management LLC ("MCIM") and Four Corners Capital Management, LLC ("Four Corners") are the Fund's investment sub-advisors. Both MCIM and Four Corners operate within Macquarie Funds Group ("MFG") and are wholly-owned, indirect subsidiaries of Macquarie Group Limited ("Macquarie Group"). Macquarie Group is a global provider of banking, financial, advisory, investment and funds management services. Macquarie Funds Group is the global investment management business of Macquarie Group. The Fund's Core Component, which consists primarily of equity securities and equity-like securities issued by infrastructure issuers, is managed by MCIM, which started operations in 2004 with the launch of the Fund. MCIM and its Australia-based affiliates managed approximately $2.7 billion of assets as of December 31, 2010, in MFG's Infrastructure Securities portfolios, which includes the Fund. The Fund's Senior Loan Component is managed by Four Corners. Four Corners was founded in 2001 and became a wholly-owned, indirect subsidiary of Macquarie Group in 2008. Four Corners managed approximately $1.4 billion of assets as of December 31, 2010, with an emphasis on Senior Loans.

The Fund's daily closing price and net asset value per share as well as other information can be found at www.ftportfolios.com or by calling (800) 988-5891.


CONTACT:  JEFF MARGOLIN - (630) 915-6784

----------------------------------
Source:  First Trust Advisors L.P.